Exhibit 99.1

Brooks Automation Announces Transition and Departure Plans of Dr. Amy Liao

CHELMSFORD, Mass., October 7, 2021 (PR Newswire) -- Brooks Automation, Inc. (Nasdaq: BRKS) announced today that Dr. Amy Liao, President of Life Sciences Services, will be transitioning into the role of strategic advisor to the CEO until the end of this calendar year, at which time she will leave the Company to pursue other interests. During this transition, Dr. Liao will be advising on the Company’s growth initiatives and continued promotion of the newly formed standalone life sciences business, Azenta Life Sciences.

“Over the past three years since acquiring GENEWIZ, Amy has provided superior oversight of our full integration of GENEWIZ into Brooks, has led three years of high growth in our services business, and has played a key role in preparing the launch of Azenta, our fully integrated, standalone life sciences company,” commented Steve Schwartz, President and CEO. “As much as we will miss Amy and her strong contributions to our leadership team, she has cemented her legacy into the future Azenta company with the genomics capabilities being a cornerstone of value in our company, and we are grateful she remained to see us through the transformation of Brooks to Azenta Life Sciences.”

Dr. Liao has had a long and distinguished career in genomics services and sciences, with many academic and business achievements to date. In 2020, in honoring an individual for a lifetime commitment and important contributions to patient healthcare, Dr. Liao received the coveted Biomedical Engineering Society's Wallace A. Coulter award for innovation in healthcare. One decade earlier, Dr. Liao along with Dr. Steve Sun, co-founder of GENEWIZ, received the Ernst & Young Entrepreneur Of The Year® 2010 Award in the Services category for New Jersey. Dr. Liao was also recognized as one of NJBIZ’s Best Fifty Women in Business in 2018.

About Brooks Automation
Brooks (Nasdaq: BRKS) operates two global, market-leading businesses, Life Sciences and Semiconductor Solutions, each with its own distinct area of focus and expertise. The Life Sciences business, to be operated under the new Azenta brand, provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. On September 20, 2021, the Company announced the pending sale to Thomas H. Lee Partners of its Semiconductor Solutions Group business, which provides industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world's leading semiconductor chip makers and equipment manufacturers as well as collaborative robotics and automation capabilities for multi-market applications.

Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com. For insights to the new Azenta Life Sciences, visit www.azenta.com.

BROOKS INVESTOR CONTACTS:
Sara Silverman

Director of Investor Relations

Brooks Automation

978.262.2635

sara.silverman@brooks.com

Sherry Dinsmore

Brooks Automation

978.262.4301

sherry.dinsmore@brooks.com